                    SERIES A PREFERRED STOCK PURCHASE AGREEMENT

                                   BY AND BETWEEN


                                 FOODLINE.COM, INC.

                                        AND

                       TICKETMASTER ONLINE-CITYSEARCH, INC.

                            DATED AS OF OCTOBER 25, 1999

                                  TABLE OF CONTENTS

                                                                          PAGE

ARTICLE I  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE II  AGREEMENT TO PURCHASE AND SELL STOCK . . . . . . . . . . . . . . 3
               2.1. Authorization. . . . . . . . . . . . . . . . . . . . . . 3
               2.2. Agreement to Purchase and Sell Stock.. . . . . . . . . . 3

ARTICLE III  CLOSING; DELIVERY . . . . . . . . . . . . . . . . . . . . . . . 3
               3.1. The Closing. . . . . . . . . . . . . . . . . . . . . . . 3
               3.2. Delivery.. . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY. . . . . . . . . . 3
               4.1. Organization, Good Standing and Qualification. . . . . . 3
               4.2. Capitalization.. . . . . . . . . . . . . . . . . . . . . 4
               4.3. Subsidiaries.. . . . . . . . . . . . . . . . . . . . . . 4
               4.4. Due Authorization. . . . . . . . . . . . . . . . . . . . 4
               4.5. Valid Issuance of Stock. . . . . . . . . . . . . . . . . 5
               4.6. Liabilities. . . . . . . . . . . . . . . . . . . . . . . 5
               4.7. Title to Properties and Assets.. . . . . . . . . . . . . 5
               4.8. Intellectual Property; Software. . . . . . . . . . . . . 6
               4.9. Material Contracts and Obligations.. . . . . . . . . . .10
               4.10. Litigation. . . . . . . . . . . . . . . . . . . . . . .10
               4.11. Required Consents.. . . . . . . . . . . . . . . . . . .10
               4.12. Compliance with Other Instruments.. . . . . . . . . . .11
               4.13. Disclosure. . . . . . . . . . . . . . . . . . . . . . .11
               4.14. Registration Rights.. . . . . . . . . . . . . . . . . .11
               4.15. Insurance.. . . . . . . . . . . . . . . . . . . . . . .11
               4.16. Financial Statements. . . . . . . . . . . . . . . . . .11
               4.17. Certain Actions.. . . . . . . . . . . . . . . . . . . .12
               4.18. Activities Since Balance Sheet Date.. . . . . . . . . .12
               4.19. Tax Matters.. . . . . . . . . . . . . . . . . . . . . .13
               4.20. Tax Elections.. . . . . . . . . . . . . . . . . . . . .13
               4.21. Environmental Matters.. . . . . . . . . . . . . . . . .14
               4.22. Employee Benefits.. . . . . . . . . . . . . . . . . . .14
               4.23. Interested Party Transactions.. . . . . . . . . . . . .15
               4.24. Stock Restriction Agreements. . . . . . . . . . . . . .15
               4.25. Minute Books. . . . . . . . . . . . . . . . . . . . . .15
               4.26. Labor Agreements and Actions. . . . . . . . . . . . . .15
               4.27. Year 2000 Compliance. . . . . . . . . . . . . . . . . .15
               4.28. No Restrictions on Shares.. . . . . . . . . . . . . . .16

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . . . .16
               5.1. Organization; Due Authorization; No Conflicts. . . . . .16

               5.2. Investigation; Economic Risk.. . . . . . . . . . . . . .16
               5.3. Purchase for Own Account.. . . . . . . . . . . . . . . .17
               5.4. Exempt from Registration; Restricted Securities. . . . .17
               5.5. Restrictive Legends. . . . . . . . . . . . . . . . . . .17
               5.6. Removal of Restrictive Legend. . . . . . . . . . . . . .17
               5.7. Status of Purchaser. . . . . . . . . . . . . . . . . . .17

ARTICLE VI  CERTAIN COVENANTS. . . . . . . . . . . . . . . . . . . . . . . .18
               6.1. Use of Proceeds. . . . . . . . . . . . . . . . . . . . .18
               6.2. Expenses.. . . . . . . . . . . . . . . . . . . . . . . .18
               6.3. Conduct of the Business. . . . . . . . . . . . . . . . .18
               6.4. Further Assurances.. . . . . . . . . . . . . . . . . . .19
               6.5. Confidentiality; Public Announcements. . . . . . . . . .19
               6.6. Inspection.. . . . . . . . . . . . . . . . . . . . . . .20
               6.7. Other Investments. . . . . . . . . . . . . . . . . . . .20

ARTICLE VII  CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . .21
               7.1. Conditions to Each Party's Obligations.. . . . . . . . .21
               7.2. Conditions to Obligation of Purchaser. . . . . . . . . .21
               7.3. Conditions to Obligation of the Company. . . . . . . . .22

ARTICLE VIII  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . .23
               8.1. Agreement to Indemnify.. . . . . . . . . . . . . . . . .23
               8.2. Survival of Representations, Warranties and Covenants. .23
               8.3. Limitation.. . . . . . . . . . . . . . . . . . . . . . .24
               8.4. Claims for Indemnification.. . . . . . . . . . . . . . .24
               8.5. Defense of Claims. . . . . . . . . . . . . . . . . . . .24

ARTICLE IX  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . .25
               9.1. Governing Law. . . . . . . . . . . . . . . . . . . . . .25
               9.2. Captions.. . . . . . . . . . . . . . . . . . . . . . . .25
               9.3. Successors and Assigns.. . . . . . . . . . . . . . . . .26
               9.4. Entire Agreement.. . . . . . . . . . . . . . . . . . . .26
               9.5. Notices. . . . . . . . . . . . . . . . . . . . . . . . .26
               9.6. Amendments and Waivers.. . . . . . . . . . . . . . . . .27
               9.7. Delays or Omissions. . . . . . . . . . . . . . . . . . .27
               9.8. Finder's Fees. . . . . . . . . . . . . . . . . . . . . .28
               9.9. Counterparts; Effectiveness. . . . . . . . . . . . . . .28
               9.10. Severability. . . . . . . . . . . . . . . . . . . . . .28
               9.11. Construction. . . . . . . . . . . . . . . . . . . . . .28
               9.12. Cumulative Remedies.. . . . . . . . . . . . . . . . . .28
               9.13. Third-Party Beneficiaries.. . . . . . . . . . . . . . .28

                                      EXHIBITS

Exhibit A      Amended and Restated Certificate of Incorporation
Exhibit B      Distribution Agreement
Exhibit C      Investor Rights Agreement
Exhibit D      Co-Sale and First Refusal Rights Agreement
Exhibit E      Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.


SCHEDULES

Schedule 4.2(c). . . . . . . .Options, Warrants, Reserved Shares
Schedule 4.2(d)  . . . . . . .Outstanding Security Holders
Schedule 4.6 . . . . . . . . .Liabilities
Schedule 4.7(a)  . . . . . . .Title to Properties and Assets
Schedule 4.7(a)  . . . . . . .Real Property
Schedule 4.8(b). . . . . . . .Intellectual Property Rights
Schedule 4.8(d). . . . . . . .Intellectual Property
Schedule 4.8(g)  . . . . . . .Software
Schedule 4.8(h). . . . . . . .Licensed Software
Schedule 4.8(i). . . . . . . .Software Agreements
Schedule 4.9 . . . . . . . . .Material Contracts
Schedule 4.14. . . . . . . . .Registration Rights
Schedule 4.15  . . . . . . . .Insurance
Schedule 4.16. . . . . . . . .Financial Statements
Schedule 4.20. . . . . . . . .Tax Elections
Schedule 4.23. . . . . . . . .Interested Party Transactions
Schedule 6.3 . . . . . . . . .Capital Expenditures

                   SERIES A PREFERRED STOCK PURCHASE AGREEMENT

     This Series A Preferred Stock Purchase Agreement (the "AGREEMENT") is entered into as of October 25, 1999 (the "EFFECTIVE DATE") by and between foodline.com, Inc., a Delaware corporation (the "COMPANY"), and Ticketmaster Online-CitySearch, Inc., a Delaware corporation ("PURCHASER").

                                   R E C I T A L S

     WHEREAS, Purchaser desires to purchase from the Company and the Company desires to sell to Purchaser 4,300,153 shares of the Company's Series A Preferred Stock (the "SHARES"), representing 30.3% of the Company's issued and outstanding capital stock on a fully-diluted basis (treating (i) all outstanding options, warrants and rights to purchase or receive stock as fully exercised, and (ii) all securities convertible into shares of the Company's common stock, including, without limitation, the shares of Series A Preferred Stock to be issued to the Additional Holders (as defined below), as converted) in exchange for cash consideration in an amount equal to Five Million Dollars ($5,000,000); and

     WHEREAS, the Company has agreed to issue additional shares of Series A Preferred Stock to (a) certain additional investors (the "ADDITIONAL INVESTORS"), on terms and conditions set forth in Subscription Agreements to be entered into between the Company and each of the Additional Investors and
(b) certain holders (collectively with the Additional Investors, the "ADDITIONAL HOLDERS") of convertible promissory notes of the Company which will be converted into shares of Series A Preferred Stock simultaneously with the consummation of the transactions contemplated by this Agreement.

                                  A G R E E M E N T

     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                     ARTICLE I


                                    DEFINITIONS

     The following terms shall have the respective meanings given thereto in the sections indicated below:

DEFINED TERM                            SECTION             PAGE
Act. . . . . . . . . . . . . . . . . . .Section 4.5(b). . . 5
Additional Holders . . . . . . . . . . .Preamble. . . . . . 1
Additional Investors . . . . . . . . . .Preamble. . . . . . 1
Aggregate Purchase Price . . . . . . . .Section 2.2 . . . . 3
Aggregate Threshold. . . . . . . . . . .Section 8.3 . . . . 23




Agreement. . . . . . . . . . . . . . . .Preamble. . . . . . 1
Balance Sheet Date . . . . . . . . . . .Section 4.16. . . . 11
CERCLA . . . . . . . . . . . . . . . . .Section 4.21. . . . 13
Certificate. . . . . . . . . . . . . . .Section 2.1 . . . . 3
Closing Date . . . . . . . . . . . . . .Section 3.1 . . . . 3
Closing. . . . . . . . . . . . . . . . .Section 3.1 . . . . 3
Code . . . . . . . . . . . . . . . . . .Section 4.20. . . . 13
Common Stock . . . . . . . . . . . . . .Section 4.2(a). . . 4
Company Intellectual Property Assets . .Section 4.8(b). . . 6
Company Marks. . . . . . . . . . . . . .Section 4.8(d). . . 7
Company Required Consents. . . . . . . .Section 4.11. . . . 10
Company. . . . . . . . . . . . . . . . .Preamble. . . . . . 1
Conversion Shares. . . . . . . . . . . .Section 4.2(c). . . 4
Copyrights . . . . . . . . . . . . . . .Section 4.8(a). . . 6
Damages. . . . . . . . . . . . . . . . .Section 8.1(a). . . 22
Designated Software Agreements . . . . .Section 4.8(i). . . 9
Effective Date . . . . . . . . . . . . .Preamble. . . . . . 1
Employee Pension Benefit Plan. . . . . .Section 4.22(a) . . 14
ERISA. . . . . . . . . . . . . . . . . .Section 4.22(a) . . 14
Financial Statements . . . . . . . . . .Section 4.16. . . . 11
GAAP . . . . . . . . . . . . . . . . . .Section 4.16. . . . 11
Hazardous Materials. . . . . . . . . . .Section 4.21. . . . 13
Indemnifying Party . . . . . . . . . . .Section 8.1(c). . . 22
Indemnitee . . . . . . . . . . . . . . .Section 8.1(c). . . 22
Intellectual Property Rights . . . . . .Section 4.8(a). . . 5
Intellectual Property. . . . . . . . . .Section 4.8(a). . . 6
Investment Transactions. . . . . . . . .Section 6.7 . . . . 19
Investor Rights Agreement. . . . . . . .Section 4.14. . . . 11
Licensed Software Agreements . . . . . .Section 4.8(h). . . 8
Licensed Software. . . . . . . . . . . .Section 4.8(g). . . 8
Marks. . . . . . . . . . . . . . . . . .Section 4.8(a). . . 6
Material Contracts . . . . . . . . . . .Section 4.9 . . . . 10
Multiemployer Plan . . . . . . . . . . .Section 4.22(a) . . 14
Notes. . . . . . . . . . . . . . . . . .Preamble. . . . . . 1
Other Licensed Technology. . . . . . . .Section 4.8(h). . . 8
Owned Software . . . . . . . . . . . . .Section 4.8(g). . . 8
Patents. . . . . . . . . . . . . . . . .Section 4.8(a). . . 6
Proceedings. . . . . . . . . . . . . . .Section 4.10. . . . 10
Purchaser. . . . . . . . . . . . . . . .Preamble. . . . . . 1
Real Property. . . . . . . . . . . . . .Section 4.7(c). . . 5
SEC. . . . . . . . . . . . . . . . . . .Section 4.14. . . . 11
Shares . . . . . . . . . . . . . . . . .Preamble. . . . . . 1
Software . . . . . . . . . . . . . . . .Section 4.8(a). . . 6
Tax Returns. . . . . . . . . . . . . . .Section 4.19(a) . . 13
Taxes. . . . . . . . . . . . . . . . . .Section 4.19(a) . . 12
Trade Secrets. . . . . . . . . . . . . .Section 4.8(a). . . 6

                                    ARTICLE II


                    AGREEMENT TO PURCHASE AND SELL STOCK

      2.1 AUTHORIZATION. As of the Closing (as defined below), the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of 6,978,359 shares of the Company's Series A Preferred Stock, having the rights, preferences, privileges and restrictions set forth in the Amended and Restated Certificate of Incorporation of the Company attached to this Agreement as EXHIBIT A (the "CERTIFICATE").

      2.2 AGREEMENT TO PURCHASE AND SELL STOCK. Subject to the terms and conditions hereof, the Company will issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, the Shares, for an aggregate purchase price of Five Million Dollars ($5,000,000) (the "AGGREGATE PURCHASE PRICE").

                                    ARTICLE III


                                 CLOSING; DELIVERY

      3.1 THE CLOSING. The closing (the "CLOSING") of the transactions contemplated by this Agreement shall be held at the offices of Gibson, Dunn & Crutcher LLP at 333 South Grand Avenue, Los Angeles, California 90071, on October 28, 1999, or at such other time and place as to which the Company and Purchaser may agree (the "CLOSING DATE").

      3.2 DELIVERY. At the Closing, the Company will deliver to Purchaser a certificate representing the Shares and Purchaser will deliver to the Company by wire transfer (to a bank account designated by the Company in writing at least one (1) business day prior to the Closing) an amount in cash equal to the Aggregate Purchase Price.

                                     ARTICLE IV


                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Purchaser as follows:

      4.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under, and by virtue of, the laws of its state of incorporation, and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction where failure to be so qualified would have a material adverse effect on its condition (financial or otherwise), business, assets, properties or operations.

      4.2 CAPITALIZATION. Immediately prior to the Closing, the authorized capital stock of the Company will consist of the following:

            (a) COMMON STOCK. A total of 19,000,000 authorized shares of Common Stock, $0.01 par value (the "COMMON STOCK"), of which 5,174,800 shares are issued and outstanding.

            (b) PREFERRED STOCK. A total of 11,000,000 authorized shares of Preferred Stock, $0.01 par value, of which 6,978,359 shares will be designated Series A Preferred Stock, none of which will be issued and outstanding.

            (c) OPTIONS, WARRANTS AND RESERVED SHARES. The Company has reserved an aggregate of 6,978,359 shares of its Common Stock for possible issuance upon conversion of the shares of Series A Preferred Stock to be issued hereunder (the "CONVERSION SHARES"). Except as set forth on SCHEDULE 4.2(c), there are no options, warrants, conversion privileges or other rights, or agreements, obligations or other commitments, whether written or oral, contingent or otherwise, with respect to the issuance thereof, presently outstanding to purchase any of the capital stock of the Company. Except as set forth on SCHEDULE 4.2(c), no shares (including the Shares and the Conversion Shares) of the Company's outstanding capital stock, or stock issuable upon exercise or exchange of any outstanding options or other stock issuable by the Company, are subject to any rights of first refusal, preemptive rights or other rights to purchase such stock (whether in favor of the Company or any other person), pursuant to any agreement, commitment or other obligation of the Company, whether written or oral, contingent or otherwise. Except as set forth on SCHEDULE 4.2(c) and except for the transactions contemplated by this Agreement, the Company is not currently engaged in, nor does it currently intend to engage in, any discussions or negotiations which could reasonably be expected to lead to the issuance of any capital stock of the Company.

            (d) OUTSTANDING SECURITY HOLDERS. SCHEDULE 4.2(d) sets forth a complete list of all outstanding shareholders, option holders and other security holders of the Company as of the Effective Date. SCHEDULE 4.2(d) lists, for each option holder of the Company, such option holder's name, the exercise price(s) of all option(s) granted to such optionholder, the term(s) of such option(s), the vesting period(s) of such option(s), and any contingencies applicable to such option(s).

      4.3 SUBSIDIARIES. Except as set forth on SCHEDULE 4.3, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

      4.4 DUE AUTHORIZATION. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of, and the performance of all obligations of the Company under, this Agreement and the authorization, issuance, reservation for issuance and delivery of all of the Shares being sold under this Agreement and of the Conversion Shares has been taken or will be taken prior to the Closing. This Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general equitable principles.

      4.5   VALID ISSUANCE OF STOCK.

            (a) The Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable. The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate, will be duly and validly issued, fully paid and non assessable.

            (b) The outstanding shares of the capital stock of the Company are duly and validly issued, fully paid and non-assessable, and shares of such capital stock, and all outstanding stock, options and other securities of the Company have been issued in full compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "ACT"), and the registration and qualification requirements of all applicable state securities laws, or in compliance with applicable exemptions therefrom, and all other provisions of applicable federal and state securities laws, including, without limitation, anti-fraud provisions.

      4.6 LIABILITIES. Except as set forth on SCHEDULE 4.6, he Company has no indebtedness for borrowed money that the Company has, directly or indirectly, created, incurred, assumed or guaranteed, or with respect to which Company has otherwise become directly or indirectly liable.

      4.7   TITLE TO PROPERTIES AND ASSETS.

            (a) Except as set forth on SCHEDULE 4.7(a), (i) the Company has, or will have, as of the Closing, a good and valid title to or, in the case of leased properties or properties held under license, a good and valid leasehold or license interest in, all of its properties and assets and (ii) the Company holds title to each such property and asset which it purports to own, free and clear of all liens, adverse claims, mortgages, pledges, encumbrances, security interest or charge of any kind. The representations in this SECTION 4.7 do not apply to the Marks or Intellectual Property Rights as to which only the representations in SECTION 4.8 shall apply.

            (b) All of the tangible assets of the Company, are, or will be as of the Closing, in all material respects in reasonably serviceable operating condition and repair and are adequate for the conduct of the business of the Company in substantially the same manner as has heretofore been conducted.

            (c) SCHEDULE 4.7(c) sets forth a true and complete list of all real property owned or leased by the Company (collectively, the "REAL PROPERTY"), including the location of, and a brief description of the nature of the activities conducted on, such Real Property.

      4.8   INTELLECTUAL PROPERTY; SOFTWARE.

            (a)  For all purposes of this Agreement,

                 (i) "INTELLECTUAL PROPERTY RIGHTS" means intellectual property rights arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (A) fictional business names, trade names, service names, registered and unregistered trademarks and service marks and logos (including any Internet domain names), and applications therefor (collectively, "MARKS"); (B) patents, patent rights and all applications therefor, including any and all continuation, divisional, continuation-in-part, or reissue patent applications or patents issuing thereon (collectively, "PATENTS"); (C) copyrights and all registrations and applications therefor (collectively, "COPYRIGHTS"); and (D) know-how, trade secrets, inventions, discoveries, concepts, ideas, methods, processes, designs, formulae, technical data, drawings, specifications, data bases and other proprietary and confidential information, including customer lists, in each case to the extent not included in the foregoing clauses (B) or (C) (collectively, "TRADE SECRETS"; Marks, Patents, Copyrights and Trade Secrets are, collectively, "INTELLECTUAL PROPERTY").

                 (ii) "SOFTWARE" means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (D) all documentation, including user manuals and training materials, relating to any of the foregoing, in each case developed or licensed by the Company, or used in or necessary for the conduct of its business, specifically excluding those items prepared for customers in the operation of the Company's business for which the customer contractually has vested title.

            (b) SCHEDULE 4.8(b) sets forth a complete and correct list of all Intellectual Property Rights owned, licensed or used by the Company in the conduct of its business (other than any Intellectual Property Rights consisting of "shrink-wrap" licensed software), together with a listing of all material licenses, franchises, licensing agreements (whether as licensor or licensee) to which the Company is a party, and any other arrangement with respect to such Intellectual Property Rights. All Intellectual Property Rights owned, licensed or used by the Company or used or exercised in or necessary to the conduct of the Company's business, are referred to herein, collectively, as the "COMPANY INTELLECTUAL PROPERTY ASSETS."

            (c) The Company has not, during the three years preceding the date of this Agreement, been a party to any Proceeding, nor, to the knowledge of the Company, is any Proceeding threatened that involved or is likely to involve a claim of infringement or misappropriation by any person (including any governmental authority) of any Intellectual Property Right of such person. No Company Intellectual Property Asset is subject to any outstanding order, judgment, decree, or stipulation to which the Company is subject in any proceeding to which the Company is a party or, to its knowledge, any other proceeding, restricting the use thereof by the Company, or restricting the licensing thereof by the Company or any person. The current use and exploitation of the Intellectual Property Assets by the Company (including without limitation the licensing or other distribution of Software to third parties by the Company) does not conflict with, infringe upon, violate or result in the misappropriation of Intellectual Property Right of any person.

            (d)  Except as set forth on SCHEDULE 4.8(d):

                 (i) The Company owns no right, title or interest in any Patent. The Company owns all right, title and interest in each of the Marks listed in SCHEDULE 4.8(b) (collectively, the "COMPANY MARKS"), free and clear of any and all liens and encumbrances, and the Company has not received any notice or claim (whether written or oral) challenging the Company's exclusive and complete ownership of any Company Marks or suggesting that any other Person has any claim of legal or beneficial ownership or other claim or interest with respect thereto;

                 (ii) The Company Marks are legally valid and enforceable without any material qualification, limitation or restriction on their use and the Company has not received any notice or claim (whether written or oral) challenging the validity or enforceability of any Company Marks;

                 (iii) The Company has not taken any action (or failed to take any action), or used or enforced (or failed to use or enforce) any of the Company Marks, in each case in a manner that would result in the abandonment, cancellation, forfeiture, relinquishment, or unenforceability of any of the Owned Marks or any of the Company's rights therein;

                 (iv) The Company has taken reasonable steps to protect the Company's rights in and to each of the Company Marks and to prevent the unauthorized use thereof by any other Person, in each case in accordance with standard industry practice, and has adequately policed the Company Marks against third party infringement of which it is aware;

                 (v) The Company has not granted to any Person any right, license or permission to use any of the Company Marks;

                 (vi) All Company Marks that have been registered have been effectively registered in accordance with all applicable legal requirements and are currently in compliance with all legal requirements;

                 (vii) All maintenance fees, annuities, and the like due on Company Marks have been timely paid; and

                 (viii) No Mark that constitutes a Company Mark has been or is now involved in any opposition or cancellation proceeding and, to the Company's knowledge, no such action is threatened with the respect to any of the Company Marks.

            (e) The Company has taken reasonable precautions (as determined by the Company's management) to protect the secrecy of any of its Trade Secrets that derive commercial value from not being generally known to the public. The Company has the absolute and unrestricted right to use all of the Trade Secrets and none of the Trade Secrets owned by the Company is subject to any liens or encumbrances, and the Company has not received any notice or claim challenging the Company's absolute and unrestricted right to use any of the Trade Secrets or suggesting that any other person has any claim with respect thereto. None of the Trade Secrets has been, or is alleged to have been, misappropriated from any other person. Except under appropriate confidentiality obligations, to its best knowledge, there has been no disclosure by the Company of material confidential information or other Trade Secrets that derive commercial value from not being generally known to the public.

            (f) The Company either owns the entire right, title and interest in, to and under, or has acquired a license to use, any and all Company Intellectual Property Assets which are material to the conduct of its business in the manner that the business has heretofore been or is presently being conducted or as contemplated to be conducted pursuant to the Company's current business plans, and no other Intellectual Property Rights are necessary for the unimpaired continued operation of such businesses after the Effective Time in the manner that such businesses have heretofore been or are presently being conducted.

            (g) SCHEDULE 4.8(g) sets forth a complete and accurate list of all of the material Software (excluding Software that is available in consumer retail stores and subject to "shrink-wrap" agreements). SCHEDULE 4.8(g) specifically identifies all material Software that is owned exclusively by the Company (the "OWNED SOFTWARE") and all material Software that is used by the Company in the conduct of its business that is not exclusively owned by the Company (excluding software that is available in consumer retail stores and subject to "shrink-wrap" agreements) (the "LICENSED SOFTWARE"). The Company is the owner of all right, title and interest in and to all Owned Software, including without limitation all Copyrights, Trade Secrets and other Intellectual Property Rights relating thereto, free and clear of any and all liens and encumbrances, and the Company has not received any notice or claim (whether written, oral or otherwise) challenging the Company's complete and exclusive ownership of all Owned Software and all such Intellectual Property Rights relating thereto or claiming that any other person has any claim of legal or beneficial ownership with respect thereto. The Company has not assigned, licensed, transferred or encumbered any of its rights in or to any Owned Software, including without limitation any Copyrights, Trade Secrets or other Intellectual Property Rights with respect thereto, to any person, excluding any non-exclusive licenses granted to distributors or customers in the ordinary course of business. The Company has lawfully acquired the right to use the Licensed Software, as it is used in the conduct of its business as presently conducted, and has not exercised any rights in respect of any Licensed Software, including without limitation any reproduction, distribution or derivative work rights, outside the scope of any license expressly granted by the person from which the right to use such Licensed Software was obtained.

            (h) SCHEDULE 4.8(h) contains a complete and accurate specific list of all agreements and arrangements pertaining to the Licensed Software (excluding software that is available in consumer retail stores and subject to "shrink-wrap" agreements) (collectively, "LICENSED SOFTWARE AGREEMENTS") and a complete and accurate list of all agreements and arrangements pertaining to any other technology used or practiced by the Company as to which a person other than the Company owns the applicable Intellectual Property Rights (collectively, "OTHER LICENSED TECHNOLOGY AGREEMENTS" and, together with Licensed Software Agreements, the "Licensed Technology Agreements"). SCHEDULE 4.8(h) sets forth a complete and accurate list of all royalty obligations of the Company under any Licensed Technology Agreements. All Licensed Technology Agreements are in full force and effect, and the Company is not in material breach thereof, nor is it aware of any claim or basis for any claim to the contrary. All Licensed Technology Agreements will be maintained by the Company in full force and effect through the Effective Time. There are no outstanding, and, to the Company's knowledge, no threatened disputes with respect to any Licensed Technology Agreement. The rights licensed under each Licensed Technology Agreement shall be exercisable by the Company on and after the Effective Time to the same extent as prior to the Effective Time. The Licensed Technology Agreements together expressly confer on the Company valid and enforceable rights under or in respect of all of the Intellectual Property Rights that are not owned exclusively by the Company and that are used or practiced in the Company's business. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the impairment of any rights under, any Licensed Technology Agreement.

            (i) SCHEDULE 4.8(i) contains a complete and accurate list of all agreements and arrangements involving the grant by the Company to any person of any right to distribute, prepare derivative works based on, support or maintain or otherwise commercially exploit any Software, including without limitation any value-added reseller agreements, joint development or marketing agreements or strategic alliance agreements involving any Software (collectively, "DESIGNATED SOFTWARE AGREEMENTS"). All Designated Software Agreements are in full force and effect, and the Company is not in material breach thereof, nor is it aware of any claim or basis for a claim to the contrary. All Designated Software Agreements will be maintained by the Company in full force and effect through the Effective Time. There are no outstanding and, to the Company's knowledge, no threatened disputes or disagreements with respect to any Designated Software Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any impairment of rights under any Designated Software Agreement.

            (j) To the Company's knowledge, the Company has taken commercially reasonable actions in accordance with industry practice to protect its Intellectual Property Rights in relation to employees, independent contractors and consultants, including entering into agreements with such persons that assign to the Company all of the employee's, contractor's or consultant's rights, including all Intellectual Property Rights, in any Intellectual Property created or developed thereby that is used in connection with, or that relates to, the business of the Company. To the knowledge of the Company, no employee of the Company has entered into any contract or other agreement with any person (other than the Company) that restricts or limits in any way the scope or type of work in which the employee may be engaged for the Company or requires the employee to transfer, assign, or disclose information concerning the employee's work with the Company to any other person.

      4.9 MATERIAL CONTRACTS AND OBLIGATIONS. All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which the Company is a party or by which it is bound that (a) are material to the conduct and operations of its business and properties, (b) involve any of the officers, consultants, directors, employees or shareholders of the Company or (c) obligate the Company to share, license or develop any product or technology (the "MATERIAL
CONTRACTS") are listed in SCHEDULE 4.9 and have been made available for inspection by Purchaser and its counsel. For purposes of this SECTION 4.9, "material" shall mean any agreement, contract, indebtedness, liability or other obligation either (i) having an aggregate value, cost or amount in excess of U.S. $10,000 or (ii) not terminable upon thirty days' notice.

      4.10. LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation ("PROCEEDING") pending (or, to the Company's knowledge, currently threatened) against the Company, its activities, properties or assets or, to the Company's knowledge, against any officer, director or employee of the Company in connection with such officer's, director's or employee's relationship with, or actions taken on behalf of; the Company. To the Company's knowledge, there is no factual or legal basis for any such Proceeding that might result, individually or in the aggregate, in any material adverse change in the business, properties, assets, condition (financial or otherwise) or operations of the Company. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Proceeding by the Company currently pending or which the Company intends to initiate.

      4.11 REQUIRED CONSENTS. All consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings on the part of the Company with any federal, state or local governmental authority or otherwise required in connection with the consummation of the transactions contemplated herein (the "COMPANY REQUIRED CONSENTS"), shall have been obtained prior to and be effective as of the Closing. Based in part on the representations of Purchaser set forth in ARTICLE V below, the offer, sale and issuance of the Shares in conformity with the terms of this Agreement are exempt from the registration and prospectus delivery requirements of the Act.

      4.12 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in any violation, breach or default of any term of the Company's charter or bylaws or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which Company is a party or by which it may be bound, or of any provision of any foreign or domestic state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon Company. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under Company's charter or bylaws, or any agreement or contract of Company, or, to the best of the Company's knowledge, a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any of the Company's assets.

      4.13. DISCLOSURE. No representation or warranty by the Company in this Agreement or in any statement or certificate signed by any officer of the Company furnished or to be furnished to the Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

      4.14. REGISTRATION RIGHTS. Except as set forth on SCHEDULE 4.14 hereto or as granted pursuant to the Investor Rights Agreement to be entered into substantially in the form of EXHIBIT C hereto ("INVESTOR RIGHTS AGREEMENT"), the Company has not granted or agreed to grant any person or entity any rights (including "piggyback" registration rights) to have any securities of the Company registered with the U.S. Securities and Exchange Commission ("SEC") or any other governmental authority.

      4.15. INSURANCE. Set forth on SCHEDULE 4.15 is a complete and correct list of all insurance policies of the Company of any kind currently in force and also sets forth for each insurance policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the deductibles and loss retention amounts and the amounts of coverage.

      4.16. FINANCIAL STATEMENTS. SCHEDULE 4.16 sets forth the Company's unaudited balance sheet dated September 30, 1999 (the "BALANCE SHEET DATE") and the income statements and statements of changes in cash flows of the Company for the year ended December 31, 1998 and for each of the three-month periods ended March 31, June 30 and September 30, 1999 (the "FINANCIAL STATEMENTS"), in each case as reviewed by Cooper & Company, the Company's independent auditors. Such Financial Statements (a) were prepared in accordance with the books and records of the Company, (b) are true, correct and complete and present fairly the financial condition of the Company as of the dates therein indicated and the results of operations for the periods therein specified and (c) have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP") applied on a consistent basis, except for the omission of notes thereto and normal year-end audit adjustments. Specifically, but not by way of limitation, the balance sheet of the Financial Statements discloses all of the Company's material debts, liabilities and obligations of any nature, whether due or to become due, as of the Balance Sheet Date (including, without limitation, absolute liabilities, accrued liabilities and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with GAAP. The Company has good and marketable title to all assets set forth on the balance sheet of the Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since the Balance Sheet Date.

      4.17. CERTAIN ACTIONS. Since the Balance Sheet Date, the Company has not: (a) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock; (b) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $5,000 or in excess of $10,000 in the aggregate; (c) made any loans or advances to any person, other than ordinary advances for travel expenses; (d) sold, exchanged or otherwise disposed of any material assets or rights other than the sale of inventory in the ordinary course of its business; or (e) entered into any transactions with any of its officers, directors or employees or any entity controlled by any of such individuals (other than employment, stock option, confidentiality, non-competition and intellectual property rights agreements entered into in the ordinary course of business and disclosed on SCHEDULE 4.9 hereto).

      4.18. ACTIVITIES SINCE BALANCE SHEET DATE. Since the Balance Sheet Date, there has not been:

            (a) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company (as presently conducted and as presently proposed to be conducted);

            (b) any waiver by the Company of a valuable right or of a material debt owed to it;

            (c) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except such a satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of the Company;

            (d) any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

            (e) any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director not approved by the Company's Board of Directors; or

            (f) to the Company's knowledge, any other event or condition of any character which would materially and adversely affect the assets, properties, financial condition, operating results or business of the Company.

      4.19. TAX MATTERS.

            (a)  Definitions.  For purposes of this Agreement:

                 (i) the term "TAXES" means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

                 (ii) the term "TAX RETURNS" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes.

            (b) There have been no examinations or audits of any Tax Returns of the Company by any applicable federal, state or local governmental agency, and there are in effect no waivers of applicable statutes of limitations with respect to Taxes of the Company for any year.

            (c) The Company has accurately completed and timely filed in correct form all Tax Returns required to have been filed by it, and the Company has paid all Taxes required to be paid by it.

            (d) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

      4.20. TAX ELECTIONS. The Company has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "CODE") (or any corresponding provision of state, local or foreign Tax law). SCHEDULE 4.20 sets forth all elections with respect to Taxes that would have a material effect on the Company, its financial condition, its business as presently conducted or presently proposed to be conducted, or any of its properties or material assets.

      4.21. ENVIRONMENTAL MATTERS. During the period that the Company has owned or leased its properties and facilities, (a) there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities and (b) neither the Company, nor, to the Company's knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials. The Company has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to the Company having taken possession of any of such properties or facilities. For purposes of this Agreement, the terms "disposal," "release" and "threatened release" shall have the definitions assigned thereto by the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For the purposes of this SECTION 4.21, "HAZARDOUS MATERIALS" shall mean any hazardous or toxic substance, material or waste which is regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under
(i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 ET SEQ.; (iii) the U.S. Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, ET SEQ.; (iv) the U.S. Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.; (v) the U.S. Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 ET SEQ.; (vi) regulations promulgated under any of the above statutes or (vii) any applicable state or local statute, ordinance, rule, or regulation that has a scope or purpose similar to those statutes identified above.

      4.22  EMPLOYEE BENEFITS.

            (a)  For all purposes of this Agreement,

                 (i) "EMPLOYEE PENSION BENEFIT PLAN" means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, other than a Multiemployer Plan.

                 (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 (iii) "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in Section 3(37) and 4001(a)(3) of ERISA.

            (b) The Company does not currently sponsor and has not ever sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Pension Benefit Plan on behalf of or with respect to any employee of the Company. The Company does not currently sponsor, maintain or contribute to any Multiemployer Plan covering its employees.

      4.23. INTERESTED PARTY TRANSACTIONS. Except as set forth SCHEDULE 4.23, no officer or director of any of the Company or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Act) of any such person has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to the Company any goods, property, technology, intellectual or other property rights or (b) any contract or agreement to which the Company is a party or by which it may be bound or affected.

      4.24. STOCK RESTRICTION AGREEMENTS. Each person who, pursuant to any benefit, bonus or incentive plan of the Company, holds any currently outstanding shares of common stock or other securities of Company or any option, warrant or right to acquire such shares or other securities, has entered into or is otherwise bound by, an agreement granting the Company (a) the right to repurchase the shares, or to cancel the option, warrant or right, in the event the holder's employment or services with the Company terminate for any reason, subject to release of such repurchase or cancellation right pursuant to such agreement or on terms and conditions specified by the Board of Directors of the Company and (b) a right of first refusal with respect to all such shares. The Company has furnished to Purchaser true and complete copies of the forms of all such stock restriction agreements.

      4.25 MINUTE BOOKS. The minute books of the Company provided to Purchaser contain a complete summary of all meetings of directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

      4.26 LABOR AGREEMENTS AND ACTIONS. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of Company. There is no strike or other labor dispute involving the Company pending, or to the knowledge of the Company, threatened, which could have a material adverse effect on the assets, properties, financial condition, operating results or business of the Company, nor is the Company aware of any labor organization involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate his or her employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee is terminable at the will of the Company, subject to the severance payment obligations contained in agreements disclosed on SCHEDULE 4.9 hereof.

      4.27 YEAR 2000 COMPLIANCE. The Company's information technology, including the Company's internal computer systems and all software and other products designed by and/or sold by the Company, is Year 2000 compliant.
"Year 2000 compliant" means the information technology is designed to be used prior to, during, and after the calendar Year 2000 A.D., and the information technology used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data.

      4.28 NO RESTRICTIONS ON SHARES. Other than as set forth in this Agreement, the Certificate, the Investor Rights Agreement and the Co-Sale and First Refusal Rights Agreement to be entered into in substantially the form attached hereto as EXHIBIT D, there are no restrictions on the Shares or Conversion Shares.

                                     ARTICLE V


                    REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to the Company as follows:

      5.1   ORGANIZATION; DUE AUTHORIZATION; NO CONFLICTS.

            (a) The Purchaser is a corporation duly organized, validly existing and in good standing under, and by virtue of, the laws of its state of incorporation, and has all requisite corporate power and authority to enter into and consummate this Agreement and the transactions and agreements contemplated hereby. All corporate action on the part of the Purchaser, its officers, directors and shareholders necessary for the authorization, execute and delivery of, and the performance of all obligations of the Purchaser under this Agreement has been taken or will be taken prior to the Closing. This Agreement when executed and delivered by Purchaser will constitute a valid and legally binding obligation of Purchaser, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general equitable principles.

            (b) The Purchaser is not in any violation, breach or default of any term of the Purchaser's charter or bylaws or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Purchaser is a party or by which it may be bound, or of any provision of any foreign or domestic state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon the Purchaser. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under the Purchaser's charter or bylaws, or any agreement or contract of Purchaser, or, to the best of the Purchaser's knowledge, a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any of the Purchaser's assets.

      5.2 INVESTIGATION; ECONOMIC RISK. Purchaser acknowledges that it has had an opportunity to discuss the business, affairs and current prospects of the Company with its officers. Purchaser further acknowledges having had access to information about the Company that it has requested. Purchaser acknowledges that it is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment pursuant to this Agreement.

      5.3 PURCHASE FOR OWN ACCOUNT. The Shares and the Conversion Shares will be acquired for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof; PROVIDED, HOWEVER, that the parties agree that Purchaser may transfer a portion of its investment in the Company to American Express or a subsidiary thereof in connection with other business arrangements among the Company, Purchaser and American Express. In the event that the Purchaser agrees to so transfer a portion of its investment, it will only do so in compliance with applicable law.

      5.4 EXEMPT FROM REGISTRATION; RESTRICTED SECURITIES. Purchaser understands that the Shares and the Conversion Shares will not be registered under the Act, on the ground that the sale provided for in this Agreement is exempt from registration under the Act, and that the reliance of the Company on such exemption is predicated in part on Purchaser's representations set forth in this Agreement.

      5.5 RESTRICTIVE LEGENDS. It is understood that each certificate representing (a) the Share, (b) the Conversion Shares and (c) any other securities issued in respect of the any of the foregoing upon any stock split, stock dividend, recapitalization, merger or similar event shall be stamped or otherwise imprinted with a legend substantially in the following form:

            THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

      5.6 REMOVAL OF RESTRICTIVE LEGEND. The legend set forth above shall be removed by the Company from any certificate evidencing Shares or Conversion Shares upon delivery to the

Company of an opinion by counsel, reasonably satisfactory to the Company, that a registration statement under the Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued the Shares or Conversion Shares.

      5.7 STATUS OF PURCHASER. Purchaser is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D of the Act.

                                     ARTICLE VI


                                 CERTAIN COVENANTS

      6.1 USE OF PROCEEDS. The Company will use the proceeds from the purchase of the Shares under this Agreement for working capital and general corporate purposes.

      6.2 EXPENSES. All costs and expenses incurred in connection with this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense. This section shall survive the termination of this Agreement.

      6.3 CONDUCT OF THE BUSINESS. From the date hereof until the Closing Date, the Company will conduct its business in the ordinary course and use its commercially reasonable efforts, without paying or increasing the compensation, payments, remuneration or fees payable to any person other than in the ordinary course of business, to preserve intact its business organizations and relationships and goodwill with third parties. Without limiting the generality of the foregoing, from the date hereof until the Closing Date:

            (a) Without the Purchaser's prior consent (which consent shall not be unreasonably withheld or delayed), the Company will not and will not agree to:

                 (i) purchase or otherwise acquire assets from any other person, or sell or transfer any assets of its business, other than in the ordinary course of business;

                 (ii) incur any liability, except liabilities (A) incurred in the ordinary course of business where the aggregate dollar amount of all such liabilities incurred does not exceed Ten Thousand Dollars ($10,000),
      (B) incurred pursuant to existing obligations of the Company that are disclosed in the Schedules hereto or (C) expressly contemplated by the terms of this Agreement;

                 (iii) amend or modify in any material respect or terminate any Material Contract or any other contract entered into by the Company after the date hereof which, if in existence on the date hereof, would be considered a Material Contract; or

                 (iv) make or commit to make any capital expenditure, or group of related capital expenditures, in excess of Ten Thousand Dollars ($10,000), other than

      (A) capital expenditures set forth on SCHEDULE 6.3 and (B) capital expenditures expressly required under any Material Contract.

            (b)  The Company will:

                 (i) (A) maintain its assets in the ordinary course of business in reasonably serviceable operating order and condition, reasonable wear and tear, damage by fire and other casualty excepted,
      (B) promptly repair, restore or replace any material assets in the ordinary course of business and (C) upon any damage, destruction or loss to any of such assets, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such assets before such event to the extent reasonably practicable;

                 (ii)   comply with all material applicable laws;

                 (iii) not allow any liens for taxes to be placed on any of its assets, except for liens arising from taxes which are due but not yet payable;

                 (iv) use its commercially reasonable efforts to obtain, prior to the Closing Date, all Company Required Consents;

                 (v) promptly notify Purchaser in writing if it has knowledge of any action, event, condition or circumstance, or group of actions, events, conditions or circumstances that materially affect the business of the Company, other than changes in general economic conditions;

                 (vi) promptly notify Purchaser in writing of the commencement of any Proceeding by or against the Company, or of becoming aware of any material claim, action, suit, inquiry, proceeding, notice of violation, subpoena, government audit or disallowance that could reasonably be expected to result in a Proceeding; and

                 (vii) pay accounts payable and pursue collection of its accounts receivable in the ordinary course of business.

      6.4 FURTHER ASSURANCES. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and shall take such other actions as may be reasonably necessary or desirable (including, without limitation, obtaining the Required Consents and making necessary filings with all governmental authorities) in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Notwithstanding the foregoing, no party hereto shall have any obligation to expend any funds or to incur any other obligation in connection with the consummation of the transactions contemplated hereby (including, by way of illustration only, any payment in connection with obtaining the Required Consents) other than normal out-of-pocket expenses (such as fees and expenses of counsel and accountants) reasonably necessary to consummate such transactions.

      6.5 CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS. The parties hereto shall use their best efforts to keep this Agreement and the execution and terms hereof confidential, and shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby. The parties may, however, disclose such matters to its directors, officers, executive employees and professional advisors and those of prospective financing sources to such extent as may be reasonable for the negotiation, execution and consummation of this Agreement. Each party shall keep confidential all information concerning the other obtained pursuant to this Agreement and shall not use such information except in connection with the transactions set forth herein. If for any reason such transactions shall not be consummated, each party will return all such information (including all copies thereof) regarding the other, to the other party. The foregoing obligations of confidentiality in this SECTION 6.5 do not pertain to the disclosure of information which is available publicly, is required to be disclosed by any court or any party discloses, upon advice of counsel, in order to comply with applicable law. The parties hereto recognize and agree that in the event of a breach by a party of this section, money damages would not be an adequate remedy to the injured party for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by such injured party therefrom. Accordingly, if there should be a breach or threatened breach by a party of the provisions of this section, the injured party shall be entitled to an injunction restraining the breaching party from any breach without showing or proving actual damage sustained by the injured party. Nothing in the preceding sentence shall limit or otherwise affect any remedies that a party may otherwise have under applicable law.

      6.6 INSPECTION. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company's possession from time to time (including restrictions on the disclosure of government-classified information), prior to the Closing, the Company shall allow Purchaser and its accountants, counsel and other representatives reasonable access, during normal business hours, by advance arrangement with the Company's management and in the presence of representatives of the Company and in such manner so as not to interfere unduly with the Company's operations, to all of the properties, books, contracts, commitments, tax returns and records of its business and appropriate officers and employees, and shall furnish such representatives, at Purchaser's expense for copying only, with all financial and operating data and other information concerning its affairs as Purchaser may reasonably request.

      6.7 OTHER INVESTMENTS. The Company and each of its officers and other employees with managerial responsibilities, directors, representatives and agents shall immediately cease any discussions or negotiations with any parties with respect to any investment by such parties in the securities of the Company ("INVESTMENT TRANSACTIONS"). Until the transactions contemplated by this Agreement have been consummated, the Company shall not and none of its officers, directors, employees representatives or agents will, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any person or group (other than Purchaser or any designees of Purchaser) concerning any Investment Transactions; PROVIDED, HOWEVER, that nothing herein shall prevent the Company from conducting such "due diligence" inquiries (which shall be in writing to the extent possible) in response to any Investment Transaction proposal as the directors of the Company in their good faith judgment, after consultation with and based upon the advice of legal counsel, may be required in order to comply with its fiduciary duties. The Company shall promptly notify Purchaser in the event it receives any proposal or inquiry concerning an Investment Transaction, including the material terms and conditions thereof and the identity of the party submitting such proposal, and shall advise Purchaser time to time of the status and any material developments concerning the same, including the nature and content of any "due diligence" inquiries made by it concerning any such proposal and furnishing copies of any such written inquiries.

                                    ARTICLE VII


                               CONDITIONS TO CLOSING

      7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The obligations of each of the Company and Purchaser to consummate the Closing are subject to the satisfaction of each of the following conditions:

            (a) DISTRIBUTION AGREEMENT. The Company and Purchaser shall have entered into the Distribution Agreement in substantially the form attached as EXHIBIT B.

            (b) INVESTOR RIGHTS AGREEMENT. The Company and Purchaser shall have entered into an Investor Rights Agreement in substantially the form attached as EXHIBIT C.

            (c) CO-SALE AGREEMENT. The Company, Purchaser and certain stockholders of the Purchaser shall have entered into an Co-Sale and First Refusal Rights Agreement in substantially the form attached as EXHIBIT D.

      7.2 CONDITIONS TO OBLIGATION OF PURCHASER. The obligation of Purchaser to purchase the Shares at the Closing is subject to the satisfaction of the following conditions:

            (a) REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in ARTICLE IV shall be true and correct in all material respects when made, and shall be true and correct in all material respects as of the date of Closing with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement; and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

            (b) PERFORMANCE OF OBLIGATIONS. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

            (c) CONSENTS AND WAIVERS. The Company shall have obtained any and all consents and waivers necessary or appropriate for consummation by it of the transactions contemplated by this Agreement.

            (d) COMPLIANCE CERTIFICATE. At the Closing, the Company shall deliver to Purchaser a certificate, dated the date of Closing, signed by the Company's President certifying that the conditions specified in SECTION 7.2(a), (b), (c) and (f) have been fulfilled.

            (e) SECURITIES LAWS. The offer and sale of the Shares to Purchaser pursuant to this Agreement shall be exempt from the registration requirements of the Act and the registration and/or qualification requirements of all applicable state securities laws.

            (f) AMENDMENT TO CERTIFICATE. The Certificate shall have been duly adopted by the Company by all necessary corporate action of its Board of Directors and shareholders and shall have been duly filed with and accepted by the Secretary of State of the State of Delaware.

            (g) OPINION OF COUNSEL. The Company shall have furnished Purchaser with a legal opinion, dated as of the date of Closing, of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. substantially in the form set forth in EXHIBIT E attached hereto.

            (h) NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no material adverse change in the business, operations, prospects, condition (financial or otherwise) or results of operations of the Company.

            (i) OWNERSHIP OF TECHNOLOGY. Purchaser shall have received from the Company all documents and other materials requested by Purchaser for the purpose of examining and determining the Company's rights in and to any technology, products and proprietary assets now used, proposed to be used in, or necessary to, the Company's business as now conducted and proposed to be conducted, and the status of the Company's ownership rights in and to all such technology, products and proprietary assets shall be reasonably satisfactory to Purchaser.

      7.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to sell the Shares at the Closing is subject to the satisfaction of the following conditions:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in ARTICLE V hereof shall be true and correct in all material respects as of the Closing.

            (b) CONSENTS AND WAIVERS. The Purchaser shall have obtained any and all consents and waivers necessary or appropriate for consummation by it of the transactions contemplated by this Agreement.

            (c) PAYMENT OF PURCHASE PRICE. Purchaser shall have delivered to the Company the Aggregate Purchase Price in accordance with the provisions of
ARTICLE III.

            (d) CERTIFICATE EFFECTIVE. The Certificate shall have been duly adopted by the Company by all necessary corporate action of its Board of Directors and shareholders, and shall have been duly filed with and accepted by the Secretary of State of the State of Delaware.

            (e) SECURITIES EXEMPTIONS. The offer and sale of the Shares and the Conversion Shares to Purchaser pursuant to this Agreement shall be exempt from the registration requirements of the Act, and the registration and/or qualification requirements of all applicable state securities laws.

                                    ARTICLE VIII


                                  INDEMNIFICATION

      8.1   AGREEMENT TO INDEMNIFY.

            (a) Purchaser shall be indemnified and held harmless to the extent set forth in this ARTICLE VIII by the Company in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement (net of insurance proceeds actually received), including (i) interest on cash disbursements in respect of any of the foregoing at the per annum rate of interest publicly announced from time to time by the Bank of America as its prime rate (or reference rate), compounded quarterly, from the date each such cash disbursement is made until the person incurring the same shall have been indemnified in respect thereof and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of such person (collectively, "DAMAGES") reasonably and proximately incurred by Purchaser as a result of any inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement made by the Company in this Agreement as of the Closing; and

            (b) The Company shall be indemnified and held harmless to the extent set forth in this ARTICLE VIII by Purchaser in respect of any and all Damages reasonably and proximately incurred by the Company as a result of any inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement made by the Purchaser in this Agreement.

            (c) Except as set forth in SECTIONS 8.1(a), and (b) and except to the extent of confidentiality provisions in this Agreement, no person shall have any claim or cause of action as a result of any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of a party providing indemnification (each, an "INDEMNIFYING PARTY") against any affiliate, stockholder, director, officer, employee, consultant or agent of such Indemnifying Party. Nothing set forth in this ARTICLE VIII shall be deemed to prohibit or limit the right of a party entitled to indemnification (each, an "INDEMNITEE") at any time before, on or after the Closing Date, to seek injunctive or other equitable relief for the failure of any Indemnifying Party to perform any covenant or agreement contained herein.

      8.2 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties, covenants, agreements and obligations of each Indemnifying Party contained herein and all claims of any party in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party contained in this Agreement, shall survive the Closing and shall expire on the second anniversary of the Closing Date, except for (a) covenants or obligations which by their terms shall be performed after the Closing, which shall survive the Closing and not expire unless otherwise provided in this Agreement, (b) (i) the inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement made by the Company at any time in this Agreement arising out of fraud or (ii) any inaccuracy or misrepresentation in or breach of any representation or warranty made in SECTIONS 4.2, 4.19 or 4.20, which shall survive the Closing Date until the thirty (30) days after the expiration of any applicable statute of limitations, including extensions thereof and (c) the representations and warranties of the Company made in SECTION 4.8, which shall survive the Closing Date until the fifth anniversary of the Closing Date. Notwithstanding anything herein to the contrary, indemnification for claims for which written notice as provided in SECTION 8.5 has been timely given shall not expire until the final resolution of such claim in accordance with SECTION 9.13.

      8.3 LIMITATION. The Purchaser shall be entitled to indemnification pursuant to SECTION 8.1(a) only if the total aggregate Damages under
SECTION 8.1(a) exceeds One Hundred Thousand Dollars ($100,000) (the "AGGREGATE THRESHOLD"); PROVIDED, HOWEVER, that once such aggregate Damages reach the Aggregate Threshold, the Purchaser shall be entitled to receive the amount of all Damages in excess of the Aggregate Threshold. The aggregate amount which the Purchaser shall be entitled to be indemnified for under SECTION 8.1(a) will not exceed the Aggregate Purchase Price.

      8.4 CLAIMS FOR INDEMNIFICATION. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this ARTICLE VIII in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly, but within the periods specified by SECTION 8.2 shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that such failure adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim. Each such claim for indemnity shall expressly state that the Indemnifying Party shall have only the twenty (20) Business Day period referred to in the next sentence to dispute or deny such claim. The Indemnifying Party shall have twenty (20) Business Days following its receipt of such notice either (a) to acquiesce in such claim and its respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this ARTICLE VIII by giving such Indemnitee written notice of such acquiescence or (b) to object to the claim by giving such Indemnitee written notice of the objection. If the Indemnifying Party does not object thereto within such twenty (20) Business Day period, such Indemnifying Party shall be deemed to have acquiesced in such claim and their respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this ARTICLE VIII.

      8.5 DEFENSE OF CLAIMS. In connection with any claim which may give rise to indemnity under this ARTICLE VIII resulting from or arising out of any claim or Proceeding against an Indemnitee by a person that is not a party hereto, the Indemnifying Party may (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice sent at any time to the relevant Indemnitee, assume the defense of any such claim or Proceeding if the Indemnifying Party with respect to such claim or Proceeding acknowledges to the Indemnitee the Indemnitee's right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the parties or arbitration hereunder) and provide assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim in full if such claim or Proceeding is decided adversely. If the Indemnifying Party assumes the defense of any such claim or Proceeding, the Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps reasonably necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Party shall have assumed the defense of any claim or Proceeding in accordance with this SECTION 8.5, the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, without the prior written consent of such Indemnitee; PROVIDED, HOWEVER, that the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment either concurrently with the effectiveness thereof or shall obtain and deliver to such Indemnitees prior to the execution of such settlement a general release executed by the person not a party hereto, which general release shall release such Indemnitee from any liability in such matter; PROVIDED, FURTHER, that the Indemnifying Party shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business; and PROVIDED, FURTHER, that a condition to any such settlement shall be a complete release of such Indemnitee and its affiliates, officers, employees, consultants and agents with respect to such claim. Such Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Party in the defense of any claim or Proceeding being defended by the Indemnifying Party pursuant to this SECTION 8.5. If the Indemnifying Party does not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this SECTION 8.5, such Indemnitee may defend against such claim or Proceeding in such manner as it may deem appropriate, including settling such claim or Proceeding after giving notice of the same to the Indemnifying Party, on such terms as such Indemnitee may deem appropriate. If the Indemnifying Party seeks to question the manner in which such Indemnitee defended such claim or Proceeding or the amount of or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that such Indemnitee did not defend such claim or Proceeding in a reasonably prudent manner.

                                     ARTICLE IX


                                   MISCELLANEOUS

      9.1 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of Delaware.

      9.2 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

      9.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by Purchaser without the written consent of the Company except to a parent corporation, a subsidiary or affiliate and except for American Express or any subsidiary of American Express, as provided in SECTION 5.3. This Agreement and the rights and obligations therein may not be assigned by the Company without the written consent of Purchaser.

      9.4 ENTIRE AGREEMENT. This Agreement (including the Schedules and the other agreements executed by the parties simultaneously herewith, including the agreements and instruments forms of which are attached as Exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement; PROVIDED, HOWEVER, that nothing in this Agreement shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      9.5 NOTICES. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, (b) when received when sent by facsimile at the address and number set forth below, subject to receipt of confirmation, (c) three business days after deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed to the other party as set forth below or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, PROVIDED that the sending party receives a confirmation of delivery from the delivery service provider.

   To the Company:          foodline.com, Inc.
                            135 Fifth Avenue, 10th Floor
                            New York, New York
                            Attention:  President
                            Fax No.:  (212) 420-9963

       With copies to:      Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                            One Financial Center
                            Boston, Massachusetts  02111
                            Attention:  Richard R. Kelly, Esq.
                            Fax No.:  (617) 542-2241

   To Purchaser:            Ticketmaster Online-CitySearch, Inc.
                            790 E. Colorado Blvd., Suite 200
                            Pasadena, California
                            Attention:  Bradley K. Serwin, Esq.
                            Fax No.:  (626) 405-9929


       With copies to:      Gibson, Dunn & Crutcher LLP
                            333 South Grand Avenue
                            Los Angeles, California  90071
                            Attention:  Kenneth M. Doran, Esq.
                            Fax No.:  (213) 229-7520

      Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this SECTION 9.5 by giving the other party written notice of the new address in the manner set forth above.

      9.6   AMENDMENTS AND WAIVERS.

            (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

            (b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      9.7 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to the Company or to Purchaser, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of the Company or Purchaser, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Company or Purchaser of any breach of default under this Agreement or any waiver on the part of the Company or Purchaser of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Company or Purchaser shall be cumulative and not alternative.

      9.8 FINDER'S FEES. Each party hereby agrees to indemnify and to hold harmless the other party hereto from and against any liability for any commission or compensation in the nature of a finder's fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

      9.9 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

      9.10 SEVERABILITY. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended..

      9.11 CONSTRUCTION. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

      9.12 CUMULATIVE REMEDIES. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

      9.13 THIRD-PARTY BENEFICIARIES. No provision of this Agreement shall create any third-party beneficiary rights in any person, including any employee of Purchaser or employee or former employee of the Company (including any beneficiary or dependent thereof).



                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year herein above first written.


                                    FOODLINE.COM, INC.,
                                    a Delaware corporation

                                    By: /s/ PAUL LIGHTFOOT
                                        ---------------------------
                                          Paul Lightfoot
                                          Chief Executive Officer


                                    TICKETMASTER ONLINE-CITYSEARCH, INC., a
                                    Delaware corporation

                                    By: /s/ BRADLEY K. SERWIN
                                        ---------------------------
                                    Name:  Brad Serwin
                                        ---------------------------
                                    Title: V.P.
                                        ---------------------------